Exhibit (a)(8)

Offer to Purchase for Cash
Any and All of the Outstanding Shares of Common Stock
and
Any and All of the Outstanding American Depositary Shares
(evidenced by American Depositary Receipts)
of
Compañía de Telecomunicaciones de Chile S.A.
at
1,000 Chilean Pesos Net Per Series A Share of Common Stock
900 Chilean Pesos Net Per Series B Share of Common Stock and
4,000 Chilean Pesos Net Per American Depositary Share
(each representing 4 Series A Shares of Common Stock)
by
Inversiones Telefónica Internacional Holding Limitada
a limited liability company (sociedad de responsabilidad limitada) owned by
Telefónica, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:00 P.M., NEW YORK CITY TIME, ON OCTOBER 16, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

September 17, 2008

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 17, 2008 (the “Offer to Purchase”), and the related ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together with amendments or supplements thereto constitute the “U.S. Offer”) relating to the offer by Inversiones Telefónica Internacional Holding Limitada (“Purchaser”), a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile and an indirect wholly owned subsidiary of Telefónica, S.A. (“Telefónica”), a publicly held stock corporation organized and existing under the laws of the Kingdom of Spain, to purchase (1) any and all of the outstanding shares of series A and series B common stock (the “Shares”) of Compañía de Telecomunicaciones de Chile S.A. (the “Company”), a publicly traded stock corporation organized under the laws of the Republic of Chile, other than Shares currently owned directly or indirectly by Telefónica, from holders of Shares resident in the United States (the “U.S. Holders”), for 1,000 Chilean pesos per series A share and 900 Chilean pesos per series B share and (2) any and all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing 4 series A Shares, for 4,000 Chilean pesos per ADS, in each case payable in United States dollars as provided below, net to the seller in cash and without interest thereon and subject to any required withholding of taxes, upon the terms and subject to the conditions of the U.S. Offer. The purchase price for Shares and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof being determined by reference to the daily average dollar-to-peso exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile (the “Observed Exchange Rate”) on the Expiration Date (as defined below). All terms not otherwise defined herein have the meanings set forth in the Offer to Purchase.

We are (or our nominee is) the holder of record of ADSs held by us for your account. A tender of such ADSs can be made only by us as the holder of record and pursuant to your instructions. The ADS Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account.

Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all ADSs held by us for your account pursuant to the terms and conditions set forth in the U.S. Offer.

Shares cannot be tendered by means of the enclosed ADS Letter of Transmittal (which is exclusively for use in respect of ADSs). If you hold Shares, you should contact the Information Agent, D.F. King & Co., Inc., at (800) 859-8511.

Please note the following:

1. The U.S. Offer is open to all holders of ADSs and to all holders of Shares resident in the United States. See “The U.S. Offer — Section 1 — Terms of the U.S. Offer” in the U.S. Offer to Purchase.

2. The tender price for ADSs is the United States dollar equivalent of 4,000 Chilean pesos per ADS, net to the seller in cash and without any interest thereon, and subject to the applicable fees, taxes, expenses and charges, as set forth in the Offer to Purchase. Consideration for ADSs validly tendered and not withdrawn will be paid in United States dollars, with the dollar amount thereof being determined based upon the Observed Exchange Rate published on the Expiration Date.

3. Tendering holders of ADSs registered in their own name and who tender directly to the U.S. Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the ADS Letter of Transmittal, transfer taxes on the purchase of ADSs by Purchaser pursuant to the U.S. Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 11 of the ADS Letter of Transmittal.

4. The U.S. Offer and withdrawal rights will expire at 11:00 p.m., New York City time, on October 16, 2008, unless the U.S. Offer is extended (the “Expiration Date”).

5. Notwithstanding any other provision of the U.S. Offer, payment for ADSs accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by the U.S. Depositary of ADRs evidencing such tendered ADSs or book-entry transfer of such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” in the Offer to Purchase) confirming transfer of such tendered ADSs into the U.S. Depositary’s account at the Book-Entry Transfer Facility (as defined in “The U.S. Offer — Section 4 — Procedures for Accepting the U.S. Offer — Holders of ADSs” in the Offer to Purchase), and all other required documents.

If you wish to have us tender any or all of the ADSs held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your ADSs, all such ADSs will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

The U.S. Offer is made solely by the Offer to Purchase and the related Form of Acceptance and ADS Letter of Transmittal. Purchaser is not aware of any jurisdiction where the making of the U.S. Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the U.S. Offer or the acceptance of ADSs pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the U.S. Offer will not be made to, and tenders will not be accepted from or on behalf of, the holders of ADSs in such state. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form for Tendering ADSs
of Compañía de Telecomunicaciones de Chile S.A.

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase dated September 17, 2008, and the related ADS Letter of Transmittal in connection with the U.S. Offer by Purchaser, a wholly owned subsidiary of Telefónica, S.A., to purchase any and all of outstanding shares of series A and series B common stock and any and all outstanding American Depositary Shares of Compañía de Telecomunicaciones de Chile S.A., other than Shares currently owned directly or indirectly by Telefónica, S.A., pursuant to the terms set forth in the Offer to Purchase.

This will instruct you to tender the number of ADSs indicated below (or if no number is indicated below, all ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related ADS Letter of Transmittal.

Number of ADSs to be Tendered*:

*Unless otherwise indicated, it will be assumed that all of your ADSs are to be tendered.

Date:

SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

* Unless otherwise indicated, it will be assumed that all of your ADSs are to be tendered.

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